Exhibit 99.1

FOR IMMEDIATE RELEASE

October 11, 2017

NEW YORK REIT, INC SELLS ITS 245-249 WEST 17TH STREET AND 218 WEST 18TH STREET PROPERTIES

FOR IMMEDIATE RELEASE – NEW YORK, NEW YORK, (GLOBE NEWSWIRE) – New York REIT, Inc. (NYSE:NYRT) (“NYRT”), which is liquidating and winding down pursuant to a plan of liquidation, announced that it has sold its properties located at 245-249 West 17th Street and 218 West 18th Street in New York, New York for $514.1 million to an unaffiliated third party. The properties were part of the collateral for NYRT’s cross collateralized and secured loan in the original principal amount of $760 million.  In connection with the sale, NYRT paid approximately $348.0 million on account of the loan as required by the loan documents resulting in a remaining outstanding principal balance on the loan of approximately $333.9 million.  After satisfaction of debt, pro-rations and closing costs NYRT received net proceeds of approximately $146.2 million.

About NYRT

NYRT is a publicly traded real estate investment trust listed on the NYSE that owns income-producing commercial real estate, including office and retail properties, located in New York City. NYRT's shareholders recently adopted a plan of liquidation pursuant to which NYRT is liquidating and winding down and, in connection therewith, is seeking to sell its assets in an orderly fashion to maximize shareholder value. For more information, please visit our website at www.nyrt.com.

Contacts

Wendy Silverstein, Chief Executive Officer

New York REIT, Inc.

wsilverstein@nyrt.com

(617) 570-4750

John Garilli, Chief Financial Officer

New York REIT, Inc.

jgarilli@nyrt.com

(617) 570-4750